UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 12, 2014

American Realty Capital Global Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-55202	45-2771978
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 15th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2014, Mr. Scott J. Bowman and Mr. Edward M. Weil, Jr. resigned as members of the board of directors of American Realty Capital Global Trust, Inc. (the “Company”), effective as of that same date. Neither Mr. Bowman nor Mr. Weil resigned pursuant to any disagreement with the Company. Mr. Weil has served as a director since May 2012. Mr. Weil will continue to serve in his capacity as president, chief operating officer, treasurer and secretary of the Company.

Mr. Bowman served as an independent director and as chairman of the Company’s audit committee since May 2012. Mr. Bowman was the Company’s “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K. Simultaneously with the resignation of Mr. Bowman, the Company’s board of directors took action to appoint Abby M. Wenzel, one of the Company’s independent directors, as chairman of the audit committee. The board of directors has determined that Abby M. Wenzel qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Simultaneously with the resignations of Messrs. Bowman and Weil, the Company’s board of directors took action to reduce the number of directors constituting the entire board to three directors pursuant to Article III, Section 2 of the Company’s bylaws, with such reduction in size of the board being effective immediately following the resignations of Messrs. Bowman and Weil.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

Date: September 12, 2014	By:	/s/ Nicholas S. Schorsch
		Name:	Nicholas S. Schorsch
		Title:	Chief Executive Officer and Chairman of the Board of Directors